Exhibit 23.1

601 W. Riverside Ave., Suite 900 Spokane, Washington 99201-0611 Telephone: 509-747-8095 Fax: 509-747-0415

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 17, 2010, relating to the consolidated financial statements and the effectiveness of Hecla Mining Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Spokane, Washington

February 22, 2010